Exhibit 5.1

Genpact Limited	Email jwilson@applebyglobal.com
Canon’s Court
22 Victoria Street	Direct Dial +1 441 298 3559
Hamilton, HM 12	Tel +1 441 295 2244
Bermuda	Fax +1 441 292 8666

Your Ref
Appleby Ref 132386.0035/JW
14 February 2019

Dear Sirs Genpact Limited (Company)

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission (Commission) under the Securities Act of 1933, as amended (Securities Act) of a Registration Statement on Form S-3 (No. 333-210729) (Registration Statement) including a prospectus as supplemented by the prospectus supplement (Prospectus Supplement) with respect to, inter alia, the offer and sale by selling shareholders identified in the Prospectus Supplement (Selling Shareholders) of Common Shares in such amounts as set out therein (Selling Shareholder Shares).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

1.  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2. that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.	3. the genuineness of all signatures on the Documents; 4. the authority, capacity and power of each of the persons signing the Documents;

Bermuda ● British Virgin Islands ● Cayman Islands ● Guernsey ● Hong Kong ● Isle of Man ● Jersey ● Mauritius ● Seychelles ● Shanghai

5. that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

6.  that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

7.  that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

8.  that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution, delivery or filing of the Registration Statement or the Prospectus Supplement which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement or the Prospectus Supplement, is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

9.  that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and were adopted by the Shareholder of the Company as a unanimous written resolution and there is no matter affecting the authority of the Directors to effect entry by the Company into the Registration Statement and the Prospectus Supplement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

10.  that the Company has entered into its obligations under the Registration Statement and the Prospectus Supplement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Registration Statement and the Prospectus Supplement would benefit the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

Bermuda ● British Virgin Islands ● Cayman Islands ● Guernsey ● Hong Kong ● Isle of Man ● Jersey ● Mauritius ● Seychelles ● Shanghai

1. The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda.

2. The entire issued share capital of the Company is duly authorised, validly issued fully paid and non-assessable common shares of par value US$0.01 each of the Company.

3.  The Company has received an assurance from the Ministry of Finance granting an exemption, until 31 March 2035, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the offer and sale of the Selling Shareholder Shares pursuant to the Registration Statement.

Reservations

We have the following reservations:

1.  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.  In order to issue this opinion we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date and time of such search.

3.  In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

4.  Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder the shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company;

Bermuda ● British Virgin Islands ● Cayman Islands ● Guernsey ● Hong Kong ● Isle of Man ● Jersey ● Mauritius ● Seychelles ● Shanghai

5.  Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

5.1  details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

5.2  details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

5.3  whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

5.4 whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

5.5  whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (overseas companies) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

Bermuda	● British Virgin Islands ● Cayman Islands ● Guernsey ● Hong Kong ● Isle of Man ● Jersey ● Mauritius ● Seychelles ● Shanghai

Disclosure

We consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about 14 February, 2019, which Form 8-K will be incorporated by reference into the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus Supplement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda and accordingly we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

Appleby (Bermuda) Limited

Bermuda ● British Virgin Islands ● Cayman Islands ● Guernsey ● Hong Kong ● Isle of Man ● Jersey ● Mauritius ● Seychelles ● Shanghai

SCHEDULE

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244

1.  The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 14 February 2019 at 10:50 am (Bermuda time) (Company Search).

2.  The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 14 February 2019 at 10:55 am (Bermuda time) (Litigation Search).

3.  Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws adopted 31 July 2007 for the Company (collectively referred to as the Constitutional Documents).

4.  Certified copy of the minutes of the meeting of the Board of Directors of the Company held on (i) 11 May 2007, (ii) 3 July 2007 and (iii) 11 February 2019 and a unanimous written resolution of the sole shareholder of the Company effective as of 13 July 2007 (collectively referred to as the Resolution).

5.  A certified copy of the register of shareholders in respect of the Company as of 12 February 2019 (Share Register).

6.  A certified copy of the Foreign Exchange Letter, dated 29 March 2007, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

7.  A certified copy of the Tax Assurance Certificate, dated 28 February 2012, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

8.  A Certificate of Compliance dated 14 February 2019 issued by the Registrar of Companies in respect of the Company.

9.  A copy of the notice to the public dated 1 June 2005, as issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973.

10.  A PDF copy of the filed Registration Statement.

11.  A PDF copy of the filed Prospectus Supplement.

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Bermuda ● British Virgin Islands ● Cayman Islands ● Guernsey ● Hong Kong ● Isle of Man ● Jersey ● Mauritius ● Seychelles ● Shanghai